Exhibit 5.2

Nabors Industries Ltd. Mintflower Place 8 Par-la-Ville Road Hamilton, HM 08 Bermuda

Nabors Industries, Inc. 515 West Greens Road Suite 1200 Houston, Texas 77067
23 August 2010
Dear Sirs:
Nabors Industries Ltd. (the “Guarantor”)
We have acted as legal counsel in Bermuda to the Guarantor in connection with the filing by the Guarantor and Nabors Industries, Inc., a Delaware Corporation (the “Company”) (together, the “Registrants”) with the United States of America Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form s-3 on 23 August 2010 (the “Registration Statement”) in relation to the issuance and sale from time to time pursuant to Rule 415 of the General Rules and Regulations under the Securities Act of certain securities more particularly described in the Second Schedule (collectively, the “Registered Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the registration of Registered Securities. For the purposes of this opinion, we have reviewed the following documents:
(i)	the Indentures

(ii)	the form of Guarantee; and

(iii)	the Registration Statement.
(The Indentures and the form of Guarantee are hereinafter collectively referred to as the “Subject Agreements”).
For the purposes of this opinion we have also examined and relied upon the documents listed, and in some cases defined, in the First Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Indenture.
Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(e)	that the Subject Agreements will constitute the legal, valid and binding obligations of each of the parties thereto, other than the Guarantor, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(f)	that the Subject Agreements will be validly authorised, executed and delivered by each of the parties thereto, other than the Guarantor, and the performance thereof will be in the capacity and powers of each such party thereto, and that each such party to which the Guarantor purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

(g)	that the Subject Agreements will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of New York by which they are expressed to be governed;

(h)	that the Subject Agreements are in the proper legal form to be admissible in evidence and enforced in the courts of New York and in accordance with the laws of New York;

(i)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(j)	that the Company Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(k)	that the Litigation Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(l)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by the Executive Committee of the Board of Directors of the Guarantor as unanimous written resolutions and that there is no matter affecting the authority of the Directors to effect entry by the Guarantor into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(m)	that none of the parties to the Subject Agreements have express or constructive knowledge of any circumstance whereby any Director of the Guarantor, when the Board of Directors of the Guarantor passed the Resolutions, failed to discharge his fiduciary duty owed to the Guarantor and to act honestly and in good faith with a view to the best interests of the Guarantor;

(n)	that the Guarantor shall enter into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Guarantor;

(o)	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of preferring one creditor over another;

(p)	that, when executed and delivered, the Indentures and the Guarantee will be in a form which does not differ in any material respect from the drafts which we have examined for the purposes of this opinion;

(q)	that any Registered Securities to be issued by the Guarantor (“Bermuda Registered Securities”) pursuant to the terms of the Registration Statement and the Indentures or any agreement contemplated thereby will be duly created, authorised and approved for issue and/or allotment in accordance with Bermuda law and the Constitutional Documents at duly convened and quorate meetings of the Board of Directors (and if necessary, the shareholders) of the Guarantor;

(r)	that the Subject Agreements or any agreement contemplated thereby once executed will effect and constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms under the laws by which such agreements are expressed to be governed and that the Guarantor will have entered into its obligations under such agreements in good faith for the purpose of carrying on its business and with reasonable grounds for believing that the transactions contemplated by such agreements would benefit the Guarantor;

(s)	that the Subject Agreements or any agreements contemplated thereby shall constitute the legal, valid and binding obligations of the parties thereto under the laws of their jurisdiction of incorporation or jurisdiction of formation;

(t)	that the Subject Agreements or any agreement contemplated thereby will be validly authorised, executed and delivered by each of the parties thereto, and the performance thereof will be within the capacity and power of each such party and that each such party to which the Guarantor purportedly deliver the Indentures will actually receive and accept delivery of the Indentures;

(u)	that pursuant to the terms of the Subject Agreement or any agreement contemplated thereby, the Guarantor will receive money or monies worth at least equal to the value of the Registered Bermuda Securities being issued and no Registered Bermuda Shares will be issued for less than the par value thereof;

(v)	that the Guarantor will have, at the relevant time of issue, sufficient authorised but unissued share capital of the relevant class in order to duly effect the issue of any relevant Registered Bermuda Shares; and

(w)	that, to the extent applicable to any issue of Registered Bermuda Securities, the Guarantor will comply with the prospectus requirements of Part III of the Companies Act 1981 of Bermuda (the “Act”) in relation to that issue of Registered Bermuda Securities.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:
(1)	The Guarantor is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Guarantor possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	The Indentures when duly executed by the Guarantor will constitute the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms.

(3)	When the Registered Bermuda Securities, excluding the Registered Bermuda Shares (as defined in the Second Schedule), have been created and paid for as contemplated by the terms of the Registration Statement, the Registered Bermuda Securities will constitute duly authorised, legally issued and valid and binding obligations of the Guarantor. Any Registered Bermuda Shares, when created, issued and paid for as contemplated by the terms of the Registration Statement, will be duly authorised, legally issued, fully paid and non-assessable.

(4)	When the Debt Securities, including the Guarantee, have been duly executed and authenticated in accordance with the terms of the Indentures and have been delivered in accordance with the terms of the Registration Statement, the Guarantee will constitute a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

Reservations
We have the following reservations:
(a)	The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Guarantor as set out in the Subject Agreements. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Subject Agreements.

(c)	Enforcement of the obligations of the Guarantor under the Subject Agreements may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(d)	Enforcement of the obligations of the Guarantor may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(e)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(f)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(h)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(i)	Any provision in the Subject Agreements that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(j)	We express no opinion as to the validity or binding effect of any provision in the Subject Agreements for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

(k)	We express no opinion as to the validity or binding effect of any provision of the Subject Agreements which provides for the severance of illegal, invalid or unenforceable provisions.

(l)	A Bermuda court may refuse to give effect to any provisions of the Subject Agreements in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(m)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the

Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:
(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.
Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.
(n)	In order to issue this opinion we have carried out the Company Search as referred to in the First Schedule of this opinion and have not enquired as to whether there has been any change since the date of such search.

(o)	In order to issue this opinion we have carried out the Litigation Search as referred to in the First Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(p)	In paragraph (1) above, the term “good standing” means that the Guarantor has received a Certificate of Compliance from the Registrar of Companies

(q)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.
Disclosure
This opinion is furnished to you in connection with the filing of the Registration Statement and is not to used, quoted or otherwise relied on for any other purpose.
We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. We also consent to the reference to our Firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.
This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.
Yours faithfully
/s/ Appleby

THE FIRST SCHEDULE
1.	The entries and filings shown in respect of the Guarantor on the file of the Guarantor maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 23 August 2010 (the “Company Search”).

2.	The entries and filings shown in respect of the Guarantor in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 23 August 2010 (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws for the Guarantor (collectively referred to as the “Constitutional Documents”).

4.	Certified copy of the unanimous written resolutions of the Executive Committee of the Board of Directors of the Guarantor adopted on 23 October 2008 (the “Resolutions”).

5.	A certified copy of the “Foreign Exchange Letter” dated 11 December 2001 and of its letter of permission dated 2 December 2002, 15 April 2002, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Guarantor.

6.	A certified copy of the “Tax Assurance” dated 7 January 2002 issued by the Registrar of Companies for the Minister of Finance in relation to the Guarantor.

7.	A Certificate of Compliance dated 23 August 2010 issued by the Registrar of Companies in respect of the Guarantor.

8.	A certified copy of the Register of Directors and Officers in respect of the Guarantor.

9.	An electronic copy of the final Registration Statement dated 23 August 2010 in connection with the Offering (the “Registration Statement”).

10.	A copy of the form of each of the Indentures for each of the Registrants in relation to the issue and sale of Registered Securities (the “Indentures”).

11.	An electronic copy of the forms of Indentures in relation to the debentures, notes or other evidences of indebtedness in one or more series (the “Debt Securities”) filed as Exhibits 4.1 and 4.2 to the Registration Statement by and among the Company (as issuer), the Guarantor (as guarantor) and Willington Trust Company (as trustee) (“Senior and Subordinated Indentures”)

12.	An electronic copy of the form of Guarantee attached to the Senior Debt Securities (the “Guarantee Securities”) pursuant to which the Guarantor fully and unconditionally guarantees the due and punctual payment of premium, if any, and interest on the Guaranteed Securities and any other obligations of the Company under the Guaranteed Securities (the “Guarantee”).

THE SECOND SCHEDULE
List of Registered Securities
1.	Preferred shares, par value $.001 per share, of the Guarantor (the “Preferred Shares”), in one or more series;

2.	Depositary shares representing shares of Preferred Shares (the “Depositary Shares”), evidenced by depositary receipts, which may be issued pursuant to one or more deposit agreements proposed to be entered into between the Guarantor and one or more depositaries to be named (“Depositaries”);

3.	Common shares, par value $.001 per share, of the Guarantor (the “Common Shares”)

(the Preferred Shares and the Common Shares, the “Registered Bermuda Shares”);

4.	The Guarantors’ share purchase contracts obligating holders to purchase Common Shares or Preferred Shares or Depositary Shares at a future date or dates (the “Share Purchase Contracts”), which may be issued pursuant to one or more purchase contract agreements;

5.	The Guarantors’ share purchase units (the “Share Purchase Units”), consisting of Share Purchase Contracts and either Preferred Shares, Depositary Shares or debt obligations of third parties, including U.S. Treasury securities and Transaction Debt Securities (as defined below), securing the holder’s obligation to purchase the Common Shares, Preferred Shares or Depositary Shares under the Share Purchase Contracts, which may be issued pursuant to one or more purchase unit agreements;

6.	Warrants to purchase Common Shares, Preferred Shares, Depositary Shares, Transaction Debt Securities or securities of other third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing (collectively, the “Warrants”), which may be issued pursuant to one or more warrant agreements proposed to be entered into with one or more warrant agents to be named;

7.	Unsecured senior and subordinated debt securities of the Guarantor, which may be in one or more series (the “Nabors Debt Securities”), which may be issued under one or more indentures relating to either senior debt securities or subordinated debt securities, proposed to be entered into between the Guarantor, the Company and Wells Fargo Bank, National Association (the “Trustee”);

8.	Unsecured senior and subordinated debt securities of the Company, which may be in one or more series (the “Nabors Delaware Debt Securities”), which may be issued under one or more Indentures, proposed to be entered into between the Company, the Guarantor and the Trustee;

12.	The Guarantors’ guarantees with respect to the Nabors Delaware Debt Securities (the “Nabors Guarantees”);

13.	The Company’s guarantees with respect to the Nabors Debt Securities (the “Nabors Delaware Guarantees”);

14.	Such indeterminate amount of Transaction Debt Securities, as may be issued upon conversion or exercise and any Warrants (the “Indeterminable Debt Securities”), such indeterminable amount number of shares of Preferred Shares or Common Shares, as may be, issued upon conversion or exercise and any Warrants, Preferred Shares, Depositary Shares, Share Purchase Contracts or Share Purchase Units (the “Indeterminable Stock”).